EXHIBIT 10.41

[***] = Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.
FOURTH AMENDMENT TO OFFICE LEASE
This FOURTH AMENDMENT TO OFFICE LEASE ("Fourth Amendment") is made and entered into as of the 9th day of September, 2019 ("Effective Date"), by and between SEQUENCE TECH. CENTER CA LLC, a Delaware limited liability company ("Landlord"), and DEXCOM, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Kilroy Realty, L.P., a Delaware limited partnership ("Original Landlord") and Tenant entered into that certain Office Lease dated March 31, 2006 (the "Original Lease"), as amended by (i) that certain First Amendment to Office Lease dated August 18, 2010 by and between Original Landlord and Tenant ("First Amendment"), (ii) that certain Second Amendment to Office Lease dated October 1, 2014 by and between Original Landlord and Tenant ("Second Amendment"), and (iii) that certain Third Amendment to Office Lease dated February 7, 2019 by and between John Hancock Life Insurance Company (U.S.A.), a wholly owned subsidiary of Manulife Financial Corporation, a Michigan corporation ("Second Landlord") ("Third Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (collectively, the "Existing Premises") located in the following buildings: (i) that certain office building located at 6340 Sequence Drive, San Diego, California ("6340 Building") containing approximately 66,400 rentable square feet, (ii) that certain office building located at 6310 Sequence Drive, San Diego, California ("6310 Building") containing approximately 62,415 rentable square feet and (iii) that certain office building located at 6290 Sequence Drive, San Diego, California ("6290 Building") containing approximately 90,000 rentable square feet (collectively, the "Buildings"), which buildings are located in the Project (as defined in the Lease). The Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, may be referred to herein as the "Lease". Landlord is the successor-in-interest in the Lease to second Landlord, successor-in-interest in the Lease to Original Landlord.
B.    Tenant desires to expand the Existing Premises to include a total of 132,600 rentable square feet of space ("6350 Expansion Premises") comprising the entirety of that certain office building located at 6350 Sequence Drive, San Diego, California (the "6350 Building"), and to make other modifications to the Lease.
C.    Landlord and Tenant acknowledge and agree that the 6350 Building is, as of the date hereof, subject to a lease (the "6350 Building Lease") between Landlord and Entropic Communications, LLC, a Delaware limited liability company (the "6350 Building Tenant") and that certain sublease between the 6350 Building Tenant (as sublandlord) and Tenant (as subtenant) (the "6350 Building Sublease"), and that Tenant is currently in possession of the 6350 Expansion Premises pursuant to the 6350 Building Sublease.

A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Fourth Amendment.

2.    Expansion of Premises.
2.1    6350 Expansion Premises. Effective as of the later of (i) the Effective Date or (ii) the date the Contingency (as defined in Section 10 below) is satisfied (the "Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6350 Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be deemed expanded to include the 6350 Expansion Premises (the Existing Premises together with the 6350 Expansion Premises are sometimes collectively referred to herein as the "Premises"). Landlord and Tenant hereby acknowledge that the Premises shall, effective as of the Expansion Commencement Date, contain a total of approximately 351,415 rentable square feet. The actual Expansion Commencement Date shall be memorialized in a confirmation amendment to be prepared by Landlord, which agreement Tenant shall promptly execute.
2.2    No-Remeasurement of 6350 Expansion Premises. For purposes of the Lease (as hereby amended), "rentable square feet" of the Premises shall be deemed as set forth in Recital A and Recital B of this Fourth Amendment, and therefore neither Landlord nor Tenant shall have the right to re-measure the Premises at any time.
3.    Term.
3.1    Extension of Existing Premises Lease Term. Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on February 28, 2022, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises shall be extended to expire coterminously with the term of Tenant's lease of the 6350 Expansion Premises on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended. The "New Expiration Date" shall be December 31, 2023. The period commencing on the Expansion Commencement Date and terminating on the New Expiration Date shall be referred to herein as the "New Expansion Term."
3.2    Option Terms. Section 3.4 of the Second Amendment is deemed modified to provide that Tenant's two (2) separate Option Terms to extend the Lease Term also apply to all of the 6350 Building, all of the 6340 Building, all of the 6310 Building and/or all of the 6290 Building (but not for just a portion of any building). Tenant may elect to extend the Lease Term for any or all of the 6350 Building, the 6340 Building, the 6310 Building or the 6290 Building, but in no event may Tenant exercise the second (2nd) Option Term to extend for any such building for which the New Expansion Term was not extended for the first Option Term. Notwithstanding anything above to the contrary, in the event Tenant elects to extend the Lease Term with respect to less than all of the Buildings leased by Tenant, then all Buildings for which Tenant exercised an Option Term to extend must be for Buildings which are contiguous. For example, Tenant may not elect to exercise an Option Term to extend for all Buildings except the 6310 Building.
3.3    No Termination Option. Effective as of the Effective Date, Section 3.5 of the Second Amendment (Termination Option) is hereby deemed null and void and is of no further force or effect.
4.    Base Rent.
4.1    Existing Premises Base Rent. Base Rent for the Existing Premises shall continue to be paid pursuant to the Base Rent Schedule set forth in Section 4.1 of the Second Amendment through February 28, 2022. Commencing as of March 1, 2022 and continuing through the New Expiration Date, Base Rent shall be payable for the Existing Premises as follows:

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Period	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
03/01/22 – 02/28/23	$5,908,005.00	$492,333.75	$2.25
03/01/23 – 12/31/23	$6,083,932.20	$506,994.35	$2.317
4.2    6350 Expansion Premises Base Rent. Commencing on the Expansion Commencement Date and continuing throughout the New Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the 6350 Expansion Premises as follows:

Period	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
*Effective Date – 01/31/20	$3,286,689.48	$273,890.79	$2.07
02/01/20 – 01/31/21	$3,401,723.61	$283,476.97	$2.14
02/01/21 – 01/31/22	$3,520,783.94	$293,398.66	$2.21
02/01/22 – 02/28/22	$3,421,080.00	$285,090.00	$2.15
03/01/22 – 02/28/23	$3,580,200.00	$298,350.00	$2.25
03/01/23 – 12/31/23	$3,686,810.40	$307,234.20	$2.317
* If the Expansion Commencement Date falls on a day of the month which is not the first day of such month, the Base Rent for such fractional month shall accrue on a daily basis and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. Such fractional month shall be added to the first year of the New Expansion Term.

5.    Direct Expenses.
5.1    Tenant's Share. Tenant's Share with respect to the Existing Premises shall continue to be 100%. Tenant's Share with respect to the 6350 Building shall, effective as of the Expansion Commencement Date, be 100%.
5.2    "Project" Definition. Landlord and Tenant hereby expressly acknowledge and agree that the definition of the "Project" shall be revised to mean (i) the 6340 Building and its Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6340 Building and its Common Areas are located, (iii) the 6310 Building and its Common Areas, (iv) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6310 Building and its Common Areas are located, (v) the 6290 Building and its Common Areas, (vi) the land (which is comprised with landscaping, parking facilities and other improvements) upon which the 6290 Building and its Common Areas are located, (vii) the 6350 Building and its Common Areas, and (viii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6350 Building and its Common Areas are located. As the Project contains more than one (1) building, the

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parties acknowledge that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared among the 6340 Building, the 6310 Building, the 6290 Building and the 6350 Building. Accordingly, as set forth in Section 4.2 of the Lease, Direct Expenses are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the 6340 Building, the 6310 Building, the 6290 Building or the 6350 Building (as the case may be) and such portion shall be the Direct Expenses for purposes of the Lease (as amended). Such portion of Direct Expenses allocated to the 6310 Building shall include all Direct Expenses attributable solely to the 6310 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Such portion of Direct Expenses allocated to the 6340 Building shall include all Direct Expenses attributable solely to the 6340 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Such portion of Direct Expenses allocated to the 6290 Building shall include all Direct Expenses attributable solely to the 6290 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Such portion of Direct Expenses allocated to the 6350 Building shall include all Direct Expenses attributable solely to the 6350 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
6.    Condition of 6350 Expansion Premises. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 6350 Expansion Premises, and Tenant shall accept the 6350 Expansion Premises in its presently existing, "as-is" condition.
7.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Cushman & Wakefield of San Diego, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of this Fourth Amendment.
8.    Signage. Effective upon the Expansion Commencement Date, all signage rights and responsibilities set forth in Article 23 of the Original Lease in connection with the Existing Premises shall additionally apply with respect to the 6350 Expansion Premises.
9.    Security Deposit/Letter of Credit. Landlord shall continue to hold the Security Deposit pursuant to the terms and conditions of Article 21 of the Original Lease and the L-C in accordance with the terms and provisions of Article 22 of the Original Lease throughout the New Expansion Term, as may be extended.
10.    Contingency. Landlord and Tenant acknowledge and agree that this Fourth Amendment is contingent upon the full execution and delivery of a lease termination agreement between Landlord and the 6350 Building Tenant pertaining to the 6350 Building Lease ("Lease Termination Agreement"), which Lease Termination Agreement shall be on terms and conditions acceptable to Landlord in Landlord's sole discretion and which, upon execution, shall also serve to concurrently terminate the 6350 Building Sublease (the "Contingency"). Tenant, as the subtenant under the 6350 Building Sublease, hereby acknowledges and consents to the termination of the 6350 Building Lease and the concurrent termination of the 6350 Building Sublease, subject to this Fourth Amendment becoming effective on or before such termination of the 6350

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Building Lease and the 6350 Building Sublease, such that Tenant's current possession of the 6350 Expansion Premises in not interrupted.
11.    Parking. Tenant shall be entitled to utilize, at no additional cost, the parking area serving the 6350 Building as designated by Landlord. Tenant's rights to utilize such parking shall be otherwise subject to all of the terms and conditions of the Lease.
12.    Multiple Buildings. Landlord and Tenant acknowledge that it is Landlord's current intention to cause the ownership of all of the Buildings to be held by the same entity. If, however, at any time during the New Expansion Term or any Option Term, Landlord determines to separate ownership of the Buildings or to separately finance the Buildings (where the lender requires separate documentation), Tenant agrees to promptly after request from Landlord, execute commercially reasonable documents in order to separate Tenant's lease of such building(s) of the Premises from the remaining building(s) of the Premises. Any such documentation shall be on the exact same terms as specified in the Lease (as amended) but as applicable to the relevant portion of the Premises.
13.    Certified Access Specialist Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the 6350 Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree that, in the event Tenant desires, in its sole discretion, to have the 6350 Expansion Premises undergo a CASp inspection, such, CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Tenant, and reasonably approved by Landlord, subject to Landlord's reasonable rules and requirements.
14.    Perimeter Fencing. Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld or delayed, Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense, perimeter fencing within the Project. At Tenant's election, such fencing may be installed around the perimeter of the entire Project and/or around the perimeter of any of the Buildings and/or group of contiguous Buildings within the Project. Landlord's approval of Tenant's proposed fencing may be conditioned upon Tenant complying with such reasonable requirements imposed by Landlord based upon the advice of Landlord's structural and mechanical engineers, so that the Project's systems and equipment are not adversely affected. The installation of such fencing shall be done in compliance with Applicable Laws. Any repairs and maintenance of such fencing shall be the sole responsibility of Tenant. Unless Landlord otherwise notifies Tenant in writing that Landlord will not require Tenant to remove such fencing upon the expiration or earlier termination of the Lease, such fencing shall be removed by Tenant upon the expiration or earlier termination of the Lease, and Tenant shall repair damage resulting from such removal as necessary to restore the affected portions of the Project to substantially the same condition as existed prior to Tenant’s installation of the fencing.
15.    Alterations.

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15.1    In the event Tenant, after the Effective Date of this Fourth Amendment, elects to construct Landlord approved Alterations and improvements in the Premises, Tenant shall have no obligation to remove the same, nor to restore the Premises to the condition that existed prior to such Alterations or improvements being made, unless Landlord provides written notice to Tenant at the time Landlord approves such proposed Alterations and improvements, with such written notice to Tenant specifying that Tenant shall be responsible for the removal of such proposed Alterations or improvements upon the expiration or earlier termination of the Lease.
15.2    Landlord and Tenant hereby knowledge and agree that Section 2.4 of Exhibit B to the Second Amendment, and the Schedule 2 referenced therein (collectively, the “Prior Non-Confirming Improvements Provisions”), are both hereby deleted. In place of the Prior Non-Confirming Improvements Provisions, Landlord and Tenant hereby acknowledge and agree that, as to all Alterations and improvements existing in the Premises as of the Effective Date of this Fourth Amendment, Tenant shall have no obligation to remove any such Alterations or improvements, nor to restore the Premises to the condition that existed prior such Alterations or improvements being made, with the exception of those certain items identified on the Replacement Schedule 2 attached hereto (the “Non-Conforming Improvements”).
15.3    Additionally, as set forth on Replacement Schedule 2, to Non-Conforming Improvements are divided into two (2) categories: the “Tier One Non-Conforming Improvements”, and the “Tier Two Non-Conforming Improvements”. Landlord and Tenant hereby acknowledge and agree that, in the event Tenant exercises at least the first Option Term or otherwise enters into an amendment to the Lease to further extend the term of the Lease beyond the New Expiration Date for a period of thirty-six (36) months or longer, and such extension of the term of the Lease applies to at least fifty percent (50%) of the rentable square feet in the Buildings, then upon the expiration or earlier termination of the Lease, Tenant shall (a) no longer be obligated to remove any of the Tier Two Non-Conforming Improvements, and (b) only be obligated to remove the Tier One Non-Conforming Improvements, with such removal of the Tier One Non-Conforming Improvements to occur upon the expiration of the Lease as to any Building not leased by Tenant. In contrast, if Tenant declines to exercise the first Option Term, and otherwise fails to enter into an amendment to extend the term of the Lease beyond the New Expiration Date for a period of thirty-six (36) months or longer (and for at least fifty percent (50%) of the rentable square feet in the Buildings), then Tenant shall remain obligated to remove the Tier One and Tier Two Non-Conforming Improvements upon the expiration or earlier termination of the Lease.
16.    California Energy Disclosures. Tenant acknowledges that Landlord has complied with Cal. Pub. Res. Code § 25402.10 and the disclosure regulations issued in connection therewith (e.g., California Code of Regulations, Title 20, Sections 1680 — 1684) by, among other things, delivering to Tenant the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary (as such terms are defined in California Code of Regulations, Title 20, Section 1681) for the 6350 Expansion Premises (collectively, the "Energy Information") prior to the date hereof. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the 6350 Expansion Premises or the accuracy or completeness of the Energy Information, (ii) the Energy Information is for the current occupancy and use of the 6350 Expansion Premises and that the energy performance of the 6350 Expansion Premises may vary, and (iii) Landlord shall have no liability for any errors or omissions in the Energy Information.
17.    No Further Modification. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall apply with respect to the 6350 Expansion Premises and the Lease shall remain unmodified and in full force and effect.

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[Signatures follow on next page]

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IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD": SEQUENCE TECH. CENTER CA LLC, a Delaware limited liability company By: /s/ Ray Rothfelder Its: Managing Director, Western U.S. Dated: October 4, 2019	"TENANT": DEXCOM, INC., a Delaware corporation By: /s/ Jereme Sylvain Its: VP, Finance By: /s/ Brice Bobzien Its: VP, Finance

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EXHIBIT A
OUTLINE OF 6350 EXPANSION PREMISES

888452.03/SD 999903-14000/9-6-19/MLT/bp	EXHIBIT A -1-

REPLACEMENT SCHEDULE 2
NON-CONFORMING IMPROVEMENTS

Non-Conforming Improvements	6290 Building	6310 Building	6340 Building	6350 Building
Tier One Non-Conforming Improvements
[***]	Not applicable	Not applicable	Applicable	Applicable
[***]	Applicable	Applicable	Applicable	Applicable
[***]	Not applicable	Not applicable	Applicable	Applicable
Remove security systems including card access and cameras	Applicable	Applicable	Applicable	Applicable
Tier Two Non-Conforming Improvements
Server/MDF/IDF and all associated equipment, including ladder racks, cabling and raised flooring.	Applicable	Applicable	Applicable	Applicable
Roof cable satellites	Applicable	Applicable	Applicable	Applicable
Storage sheds, storage racks and storage shelves.	Not applicable	Not applicable	Applicable	Not Applicable
Generators not part of original building shell.	Applicable	Not applicable	Applicable	Applicable
Parking lot signs, reserved spots etc.	Applicable	Applicable	Applicable	Applicable
Added trash compactors or bailers and associated equipment must be restored to original condition.	Not applicable	Not applicable	Applicable	Applicable

888452.03/SD 999903-14000/9-6-19/MLT/bp	REPLACEMENT SCHEDULE 2 -2-